Exhibit 21. 1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization
Cohen & Steers Income Opportunities REIT Operating Partnership, L.P.	Delaware
CNS REIT JV, LLC	Delaware
Cohen & Steers REIT Trading, LLC	Delaware
CNSREIT Power Retail JV, LLC	Delaware
CNSREIT Grocery Retail JV, LLC	Delaware
Core Power, LLC	Delaware
Core Power Holdings, LLC	Delaware
Core Power Acquisitions, LLC	Delaware
Core Power Bridgepointe, LLC	Delaware
Core Power Deer Valley, LLC	Delaware
Core Power Highland Village, LLC	Delaware
Core Power Pooler, LLC	Delaware
Core Power TRS, LLC	Delaware
Des Peres Station LLC	Delaware
Necessity Retail Venture LLC	Delaware
Necessity Retail Venture TRS Inc.	Delaware
Oak Grove Station LLC	Delaware
Rio Hill Station LLC	Delaware
Springs Station LLC	Delaware